UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 11, 2013, the board of directors of Molina Healthcare, Inc., acting pursuant to the company’s bylaws, expanded the size of the board from nine to eleven, and elected each of Steven James, Dale Wolf, and Daniel Cooperman as directors.

Steven James was elected as a class II director to fill an existing vacancy in that class. His term as a class II director will expire at the company’s 2013 annual meeting. Dale Wolf was elected as a new class III director. Because this board seat is a newly created directorship, under the company’s bylaws Mr. Wolf’s election to such class will be submitted to the shareholders for ratification at the company’s 2013 annual meeting. Daniel Cooperman was elected as a new class I director. Because this board seat is also a newly created directorship, under the company’s bylaws Mr. Cooperman’s election to such class will be submitted to the shareholders for ratification at the company’s 2013 annual meeting. Pursuant to the recommendation of the nominating committee, the board of directors intends to recommend that the stockholders ratify the election of each of Messrs. James, Wolf, and Cooperman at the company’s 2013 annual meeting of stockholders.

The committee assignments of the new directors will be determined at a later date. There are no arrangements or understanding between any of Messrs. James, Wolf, or Cooperman and the company or its officers or directors pursuant to which Messrs. James, Wolf, or Cooperman was selected as a director, nor are there any transactions between any of Messrs. James, Wolf, or Cooperman and the company or its officers or directors that would be required to be reported pursuant to Item 404(a) of Regulation S-K. The three new directors will receive the standard compensation amounts payable to non-employee directors of the company as described in the company’s definitive proxy statement filed with the Securities and Exchange Commission on March 26, 2012.

Mr. James, age 55, is an Ernst & Young LLP retired audit partner with 30 years of experience providing accounting, auditing, and consulting services to health and managed care companies. Mr. James joined Ernst & Whinney (predecessor to Ernst & Young LLP) in 1979, was promoted to partner in 1992, became the leader of Ernst & Young’s Pacific SouthWest Area Health Sciences practice in 2005, and retired from Ernst & Young LLP in 2009. Mr. James graduated with a Bachelors of Science degree in Business Administration with an emphasis in Accounting from the University of Redlands in 1979.

Mr. Wolf, age 58, has served as the Executive Chairman of Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions, since 2012. From 2005 to 2009, Mr. Wolf served as chief executive officer of Coventry Health Care, Inc., a diversified national healthcare company, and served as the Executive Vice President, Chief Financial Officer, and Treasurer of Coventry Health Care, Inc. from 1996 to 2004. During his tenure as Chief Executive Officer of Coventry Health Care, Inc., Mr. Wolf oversaw its growth from a regional commercial health insurer into a broad national platform generating almost $12 billion in annual revenues from commercial, Medicare, Medicaid, and workers’ compensation products. Mr. Wolf was also a member of the board of directors of Coventry Health Care, Inc. from 2005 to 2009, and a member of the board of directors of Catalyst Health Solutions, Inc. from 2003 to 2012. Mr. Wolf graduated magna cum laude from Eastern Nazarene College in 1976 with a Bachelor of Arts degree in Mathematics, and from the MIT Sloan School Senior Executive Program in 1990. He has been a fellow in the Society of Actuaries since 1979.

Mr. Cooperman, age 62, is Of Counsel with the law firm of Bingham McCutchen LLP. Mr. Cooperman served as senior vice president, general counsel, and secretary of Apple Inc. from 2007 to 2009, and senior vice president, general counsel, and secretary of Oracle Corporation from 1997 to 2007. Before joining Oracle, Mr. Cooperman was chair of the Business & Transactions Group and managing partner of the San Jose office for McCutchen Doyle Brown & Enersen, which combined in 2002 with Bingham Dana to create Bingham McCutchen. Mr. Cooperman is currently a strategic advisor to

Institutional Venture Partners, a member of the Advisory Board of the Best Lawyers publication, and a member of the Advisory Council for the Law, Science and Technology Program at Stanford Law School. Mr. Cooperman is a director of emerging technology companies, and a member of the Board of Directors and the Finance Committee of the Second Harvest Food Bank of Santa Clara and San Mateo Counties. Mr. Cooperman graduated summa cum laude with highest distinction in Economics from Dartmouth College in 1972, then attended Stanford University’s Graduate School of Business and School of Law, receiving both his M.B.A. and J.D. from Stanford in 1976.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: March 11, 2013	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Sr. Vice President – General Counsel, and Secretary